UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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SEELOS THERAPEUTICS, INC.
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SEELOS THERAPEUTICS, INC.
300 Park Avenue, 12th Floor
New York, NY 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Seelos Therapeutics, Inc., a Nevada corporation (the “Company”). The Annual Meeting will be held on Monday, May 13, 2019 at 8:00 a.m., local time, at Paul Hastings LLP, located at 200 Park Avenue, New York, New York 10166, for the following purposes:

(1)	To elect one Class I director, nominated by our Board of Directors, to serve until our 2022 Annual Meeting of Stockholders and until his successor is duly elected and qualified;
(2)	To ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
(3)	To conduct an advisory (non-binding) vote on executive compensation;
(4)	To conduct an advisory (non-binding) vote on the frequency of holding future advisory votes on executive compensation; and
(5)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

The record date for the Annual Meeting is April 5, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment(s) or postponement(s) thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and form of proxy card) are also available to you via the Internet at www.proxyvote.com.

By Order of the Board of Directors,

Raj Mehra, Ph.D.
Chief Executive Officer

April 12, 2019
New York, New York

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE VOTE YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR OVER THE TELEPHONE AT 1-800-690-6903 OR SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE PRE-PAID ENVELOPE PROVIDED. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement, Proxy Card and Form 10-K are available at www.proxyvote.com.

i

SEELOS THERAPEUTICS, INC.
300 Park Avenue, 12th Floor
New York, New York 10022

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Seelos Therapeutics, Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 13, 2019, at 8:00 a.m., local time, at Paul Hastings LLP, located at 200 Park Avenue, New York, New York 10166, and any adjournment(s) or postponement(s) thereof. This proxy statement is being mailed on or about April 15, 2019 to the stockholders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), as of April 5, 2019 (the “Record Date”).

Solicitation and Voting Procedures

The solicitation of proxies will be conducted by mail and the Company will bear all costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to “Beneficial Holders” (defined below). The Company has engaged a proxy solicitation firm, Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, and may conduct further solicitation personally, by telephone or by facsimile with the assistances of our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation. The Company expects that the out-of-pocket costs associated with solicitation of proxies will be approximately $5,000.

As of the Record Date, there were 20,213,762 shares of Common Stock issued and outstanding. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.

Holders of record who hold shares of Common Stock directly on the Record Date must return a proxy by one of the methods described on the proxy card or attend the Annual Meeting in person in order to vote on the proposals. Investors who hold shares of Common Stock indirectly on the Record Date (“Beneficial Holders”) through a brokerage firm, bank or other financial institution (a “Financial Institution”) must return a voting instruction form to have their shares voted in accordance with their instructions. Financial Institutions have discretion to vote absent instructions with respect to certain routine matters, such as Proposal No. 2, the ratification of the independent registered public accounting firm, but not with respect to matters that are considered non-routine, such as Proposal Nos. 1, 3 and 4, the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of holding future advisory votes on executive compensation, respectively. A “Broker Non-Vote” occurs when a Financial Institution has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for these non-routine matters.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the Record Date, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments thereof. Abstentions from voting on a proposal and Broker Non-Votes will count for purposes of determining a quorum but will not be counted as votes cast on any proposal. A description of the required vote for each proposal is included within each proposal below.

We urge any stockholder not planning to attend the Annual Meeting to vote their proxy in advance, whether via the Internet (www.proxyvote.com) or by telephone (1-800-690-6903) or by mailing an executed proxy card to us. The deadline to vote by Internet or by telephone is 11:59 P.M. Eastern Time on Friday, May 10, 2019.

Any holder of record may revoke a proxy submitted in advance of the Annual Meeting by: (i) delivering a written revocation to the Company’s Secretary before the Annual Meeting, (ii) delivering an executed, later-dated proxy or (iii) voting in person at the Annual Meeting.

Beneficial Holders who wish to change or revoke their voting instructions should contact their Financial Institution for information on how to do so. Beneficial Holders who wish to attend the Annual Meeting and vote in person should contact their Financial Institution in order to obtain a “legal proxy,” which will allow them to both attend the meeting and vote in person. Without a legal proxy, Beneficial Holders cannot vote at the Annual Meeting.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the nominee listed in Proposal No. 1, FOR each of Proposal No. 2 and No. 3 and EVERY YEAR on Proposal No. 4.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTOR

Overview

The Company’s Amended and Restated Articles of Incorporation, as amended, provide that the Board is to be divided into three classes as nearly equal in number as possible, with directors in each class serving staggered three-year terms. The total Board size is currently fixed at five directors. The Class I director (whose term expires at the Annual Meeting) is Daniel J. O’Connor, J.D. The Class III directors (whose terms expire at the 2020 annual meeting of stockholders) are Dr. Robin L. Smith and Richard W. Pascoe. The Class II directors (whose terms expire at the 2021 annual meeting of stockholders) are Raj Mehra, Ph.D. and Brian Lian, Ph.D. The Class I director elected at the Annual Meeting will hold office until the 2022 annual meeting of stockholders, and until his successor is elected and qualified, unless he resigns or his seat becomes vacant due to death, removal or other cause in accordance with the Company’s Amended and Restated Bylaws.

As described below, the Board has nominated Daniel J. O’Connor, J.D. for re-election as a Class I director. The nominee has indicated his willingness to serve if elected. Should the nominee become unavailable for election at the Annual Meeting, the person named on the enclosed proxy as proxy holder may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board.

Nomination of Directors

The Corporate Governance/Nominating Committee, which acts as the nominating committee of the Board, reviews and recommends potential candidates for election to the Board. In reviewing potential candidates, the Corporate Governance/Nominating Committee considers the qualifications described below under the caption “Board of Directors and Committees and Corporate Governance - Director Nominations and Stockholder Communications.” After reviewing the qualifications of potential Board candidates, the Corporate Governance/Nominating Committee presents its recommendations to the Board, which selects the final director nominees. The Corporate Governance/Nominating Committee recommended the nominee for director identified in this Proxy Statement. We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for consideration for election at the Annual Meeting.

Information Regarding Nominees and Incumbent Directors

The Corporate Governance/Nominating Committee has recommended, and the Board has nominated, Daniel J. O’Connor, J.D. to be re-elected as a Class I director at the Annual Meeting. The following table contains information about the nominee and about each of the Company’s continuing directors: the year each was first elected a director, their respective ages as of the date of this proxy, the positions currently held with the Company, the year their current term will expire and their current class:

Name	Year Initially Elected	Age	Position(s)	Expiration of Term	Class
Daniel J. O’Connor, J.D.(1)(2)	2019	54	Director	2019	I
Dr. Robin L. Smith(1)(3)	2019	54	Director	2020	III
Richard W. Pascoe	2013	55	Director	2020	III
Raj Mehra, Ph.D.	2019	59	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer	2021	II
Brian Lian, Ph.D.(1)(2)(3)	2019	53	Director	2021	II
(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance/Nominating Committee.
(3)	Member of the Compensation Committee.

Class I Director Nominated for Election

The following person has been nominated by our Board to be elected as a Class I director at the Annual Meeting:

Daniel J. O'Connor, J.D. has been a director since January 2019. He is the Chair of our Audit Committee and a member of our Corporate Governance/Nominating Committee. He is currently Chief Executive Officer and a director of OncoSec Medical Incorporated. Prior to that, Mr. O'Connor served as President, Chief Executive Officer, Director and in other senior roles at Advaxis, Inc., a cancer immunotherapy company, from January 2013 until his resignation in July 2017. Prior to that, Mr. O'Connor was Senior Vice President and General Counsel for BRACCO Diagnostics Inc., a diagnostic imaging company, from 2008 until 2012; Senior Vice President, General Counsel and Secretary for ImClone Systems Incorporated, a biopharmaceutical company, from 2002 until 2008; and General Counsel at PharmaNet (now inVentiv Health Clinical), a clinical research company, from 1998 until 2001. Mr. O'Connor is a 1995 graduate of the Pennsylvania State University's Dickinson School of Law in Carlisle, Pennsylvania and currently serves as an Entrepreneur Trusted Advisor to its Dean. He graduated from the United States Marines Corps Officer Candidate School in 1988 and was commissioned as an officer in the U.S. Marines, attaining the rank of Captain while serving in Saudi Arabia during Operation Desert Shield. Mr. O'Connor is currently the Vice Chairman of the Board of the Trustees of BioNJ. In October 2017, Mr. O'Connor was appointed to the New Jersey Biotechnology Task Force by its Governor, and he was formerly a New Jersey criminal prosecutor. The Board believes Mr. O’Connor is qualified to serve as a director based on the depth and diversity of his experience in senior management of pharmaceutical companies.

Class III Directors Continuing in Office until 2020

The following directors will continue in office until the 2020 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Dr. Robin L. Smith has been a director since January 2019. She is a member of our Audit Committee and our Compensation Committee. Dr. Smith is a global thought leader in the regenerative medicine industry, one of the fastest growing segments of modern-day medicine. She received her M.D. from Yale University and an M.B.A. from the Wharton School of Business. She served as CEO of Caladrius Biosciences, Inc. (formerly NeoStem Inc.) (Nasdaq: CLBS), from 2006 to 2015. In 2007, Dr. Smith founded The Stem for Life Foundation (SFLF), a nonpartisan, 501(c)(3) educational organization devoted to fostering global awareness of the potential for regenerative medicine to treat and cure a range of deadly diseases and debilitating medical conditions, as opposed to merely treating their symptoms, and has served as Chairman of the Board and President of the Stem for Life Foundation since its inception and now the expanded Cura Foundation. Dr. Smith was appointed as Clinical Associate Professor, Department of Medicine at the Rutgers, New Jersey Medical School in 2017. In addition, Dr. Smith has extensive experience serving in executive and board level capacities for various medical enterprises and healthcare- based entities. She has served on the Board of Directors of Rockwell Medical (Nasdaq: RMTI) since June 2016 and ProLung Inc. since February 2017, and has been Chairman of the Board of Mynd Analytics (Nasdaq: MYND) since August 2015. She has been co-chairman of the Life Sci advisory board on gender diversity since April 2016. She has been Vice President and a member of the Board of Directors of the Science and Faith STOQ Foundation in Rome since 2015 and has served on Sanford Health's International Board since 2016 and the Board of Overseers at the NYU Langone Medical Center in New York since 2014. She served on the Board of Trustees of the NYU Langone Medical Center from 2006 to 2014, was Chairman of the Board of Directors for the New York University Hospital for Joint Diseases from 2004 to 2010 and was on the board of directors of Signal Genetics, Inc. (Nasdaq: SGNL) from July 2014 to February 2016 and BioXcel Corporation from August 2015 to June 2017. The Board believes Dr. Smith is qualified to serve as a director based on her scientific background and ability to contribute to the Board’s understanding of technical matters relating to the Company’s business, as well as Dr. Smith’s broader business development and corporate experience.

Richard W. Pascoe has been a director since March 2013. He has served as the Chairman and Chief Executive Officer of Histogen Inc., a private regenerative medicine company, since January 2019. He previously served as our Chief Executive Officer from March 2013 to January 2019, our Secretary from February 2015 to January 2019, and our Principal Financial Officer and Principal Accounting Officer from December 2016 to January 2019. He joined the Company following the merger of Somaxon Pharmaceuticals, Inc. with Pernix Therapeutics Holdings, Inc. Mr. Pascoe was the Chief Executive Officer of Somaxon from August 2008 until joining the Company and was responsible for the FDA approval of Somaxon's lead drug Silenor®. Prior to

Somaxon, Mr. Pascoe was with ARIAD Pharmaceuticals, Inc., a specialty pharmaceutical company where he was most recently Senior Vice President and Chief Operating Officer. Prior to joining ARIAD in 2005, Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc. (acquired by Pfizer Inc.), including Senior Vice President positions in both marketing and sales, as well as Vice President positions in both international sales and marketing and hospital sales. Prior to King, Mr. Pascoe was in the commercial groups at Medco Research, Inc. (acquired by King), COR Therapeutics, Inc. (acquired by Millennium Pharmaceuticals Inc., the Takeda Oncology Company), B. Braun Interventional and The BOC Group. Mr. Pascoe is a member of the board of directors of KemPharm, Inc., as well as a member of the company's audit and compensation committees and its lead independent director. He serves as a member of the board of directors of the Johnny Mac Soldiers Fund, a charity for military veterans. Mr. Pascoe is also a member of the board of directors of BIOCOM, as well as its Vice-President of Industry. Mr. Pascoe served as a Commissioned Officer with the U.S. Army 24th Infantry Division and continues to serve as a Civilian Aid to the Secretary of the Army. He is a graduate of the United States Military Academy at West Point where he received a B.S. degree in Leadership. The Board believes Mr. Pascoe is qualified to serve as a director based on the depth and diversity of his experience in senior management of public pharmaceutical companies.

Class II Directors Continuing in Office until 2021

The following directors will continue in office until the 2021 annual meeting of stockholders, or until their earlier resignation or removal in accordance with our Bylaws:

Dr. Raj Mehra has been our President, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors since January 2019. Prior to founding Seelos, Dr. Mehra spent nine years at Auriga USA, LLC as a Managing Director focused on private and public equity investments in global healthcare companies. Prior to Auriga, Dr. Mehra was the sector head for healthcare equity investments at Bennett Lawrence Management, LLC in New York. He also founded and managed a long-short equity hedge fund at Weiss, Peck & Greer LLC. Dr. Mehra started his career as an investment professional at Cowen Asset Management, LLC. Dr. Mehra holds M.S., M.Phil., Ph.D., JD and MBA degrees from Columbia University in New York. He is also a graduate of Indian Institute of Technology, Kanpur, where he was ranked first in his class. The Board believes Dr. Mehra is qualified to serve as our chairman based on his experience in the healthcare industry, including his significant business knowledge based on his experience with healthcare-based investment banking.

Dr. Brian Lian has been a director since January 2019. He is the Chair of our Compensation Committee, the Chair of our Corporate Governance/Nominating Committee and a member of our Audit Committee. He is currently President and Chief Executive Officer and a Director of Viking Therapeutics, Inc. (Nasdaq: VKTX), a biopharmaceutical company. Dr. Lian has over 15 years of experience in the biotechnology and financial services industries. Prior to joining Viking, he was a Managing Director and Senior Research Analyst at SunTrust Robinson Humphrey, an investment bank, from 2012 to 2013. At SunTrust Robinson Humphrey, he was responsible for coverage of small and mid-cap biotechnology companies with an emphasis on companies in the diabetes, oncology, infectious disease and neurology spaces. Prior to SunTrust Robinson Humphrey, he was Managing Director and Senior Research Analyst at Global Hunter Securities, an investment bank, from 2011 to 2012. Prior to Global Hunter Securities, he was Senior Healthcare Analyst at The Agave Group, LLC, a registered investment advisor, from 2008 to 2011. Prior to The Agave Group, he was an Executive Director and Senior Biotechnology Analyst at CIBC World Markets, an investment bank, from 2006 to 2008. Prior to CIBC, he was a research scientist in small molecule drug discovery at Amgen, a biotechnology company. Prior to Amgen, he was a research scientist at Microcide Pharmaceuticals, a biotechnology company. Dr. Lian holds an MBA in accounting and finance from Indiana University, an MS and Ph.D. in organic chemistry from The University of Michigan, and a BA in chemistry from Whitman College. The Board believes Dr. Lian is qualified to serve as a director based on his experience in the healthcare industry, including his significant business knowledge based on his experience with healthcare-based investment banking.

Vote Required and Majority Vote Standard

Members of the Board are elected by a plurality vote. However, pursuant to the Company’s corporate governance guidelines, if the number of nominees for election to the Board is equal to, or less than, the number of seats open for election and a nominee receives a greater number of votes “withheld” than votes “for” such nominee’s election then such nominee must submit an offer of resignation to the Board. The Corporate

Governance/Nominating Committee will then consider the offer of resignation and other relevant circumstances and recommend a course of action to the Board. The disinterested members of the Board will then determine whether to accept the offer of resignation.

Any shares that are not voted, for any reason, including abstentions and Broker Non-Votes, will not be counted as votes cast and will not affect the outcome of the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominee named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2019, and has further directed that we submit the selection of KPMG for ratification by our stockholders at the Annual Meeting. Although ratification is not required by our bylaws or otherwise, the Board is submitting this proposal as a matter of good corporate practice. A representative of KPMG will be present at the Annual Meeting to make a statement and respond to appropriate questions. The Company does not expect a representative of BDO USA, LLP (“BDO”), the Company’s former independent registered public accounting firm, to be present at the Annual Meeting.

On April 3, 2019, the Company, at the discretion of the Audit Committee of the Board, dismissed BDO as the Company’s independent registered public accounting firm. The Company then engaged KPMG to serve as the Company’s independent registered public accounting firm. The Company filed a Current Report on Form 8-K on April 8, 2019 reporting this change. BDO was not engaged to audit the Company’s financial statements for the fiscal year ended December 31, 2019.

The reports of BDO on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of BDO on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2018 and 2017 contained an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through April 3, 2019, there have been no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference thereto in their reports on the consolidated financial statements for such fiscal years.

During the fiscal years ended December 31, 2018 and 2017 and any subsequent interim period through April 3, 2019, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).During the fiscal years ended December 31, 2018 and 2017 and the subsequent interim period through April 3, 2019, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees for Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company by BDO for professional services rendered for the fiscal years ended December 31, 2018 and 2017, respectively:

	2018	2017
Audit Fees(1)	$394,789	$349,284
Tax Fees(2)	21,500	101,300
Total All Fees	$416,289	$450,584
(1)	Audit fees consist of estimated fees for professional services performed by BDO for the audit of our annual financial statements that will be included in our Form 10-K filing and review of financial statements included in our quarterly Form 10-Q filings, reviews of registration statements and issuances of consents, comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Consists of fees billed for tax compliance and consulting.

Pre-Approval Policies and Procedures

All audit and non-audit services provided by KPMG must be pre-approved by the Audit Committee. KPMG will provide the Audit Committee with an engagement letter during the first half of the fiscal year, outlining the scope of the proposed services and estimated fees for the fiscal year. Pre-approval may be given for a category of services, provided that (i) the category is reasonably narrow and detailed and (ii) the Audit Committee establishes a fee limit for such category. The Audit Committee may delegate to any other member of the Audit Committee the authority to grant pre-approval of permitted non-audit services to be provided by KPMG between Audit Committee meetings; provided, however, that any such pre-approval shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO in fiscal 2018 and 2017.

Required Vote

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions from voting on the proposal will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal. If our stockholders do not ratify the selection of KPMG, our Board will consider the selection of KPMG as well as other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category support our short and long-term plans.

We are requesting that our stockholders vote to approve the compensation of our Named Executive Officers (defined below) as described below under “Executive Compensation” pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables.

This advisory vote is generally referred to as a “say-on-pay vote” and is being provided pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the results of the advisory vote held at our 2013 annual meeting of stockholders on the frequency of future say-on-pay votes, we are conducting say-on-pay votes every year.

The Board is asking stockholders to cast an advisory (non-binding) vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion within the section of the Company’s proxy statement entitled “Executive Compensation,” is hereby APPROVED.”

Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our Named Executive Officers.

Required Vote

Assuming that a quorum is present at the Annual Meeting, approval of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” the proposal must exceed the number of share voted “against” the proposal). Abstentions from voting on the proposal and Broker Non-Votes will not be counted as votes cast and accordingly will have no effect upon the outcome of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION TABLES AND NARRATIVE DISCUSSION WITHIN THE SECTION OF THIS PROXY STATEMENT ENTITLED “EXECUTIVE COMPENSATION”.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTES

In this Proposal No. 4, the Board of Directors is asking stockholders to cast an advisory (non-binding) vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

Recommendation of Board

After careful consideration of the reasons described below, the Board believes that conducting an advisory vote on executive compensation EVERY YEAR, or an annual vote, is appropriate for the Company and our stockholders at this time.

As described in the Compensation Discussion and Analysis section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support value creation and an annual vote will allow stockholders to judge our executive compensation program in relation to performance. We consider base salary increases, bonuses and equity awards on an annual basis to encourage our Named Executive Officers to focus on our performance that specific year. Company goals are set at the beginning of each calendar year and evaluated at the beginning of the following year, at the same time new goals are being set. Accordingly, we recommend an annual vote to allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our recent performance. In addition, an annual vote will provide stockholders with the ability to evaluate the effectiveness of our executive compensation policies and decisions and the related business outcome from a pay-for-performance perspective.

An annual vote will provide us with an opportunity to respond to stockholders’ sentiments and to implement changes before the next annual meeting. We carefully consider changes to our program to maintain the effectiveness and consistency of the program, which is important in motivating and retaining our employees.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. This advisory vote on the frequency of future advisory “say-on-pay” votes is non-binding on the Board. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on “say-on-pay” that has been selected by our stockholders. However, because this vote is advisory and not binding, the Board may in the future decide to conduct advisory votes on a more or less frequent basis.

Required Vote

The voting frequency option that receives the highest number of votes cast by stockholders will be the frequency of future advisory resolutions to approve named executive officer compensation that has been selected by our stockholders. However, because this vote is advisory and not binding on the Board or on the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold future advisory resolutions to approve named executive officer compensation more or less frequently than the option approved by our stockholders. Abstentions from voting on the proposal and Broker Non-Votes are not counted as votes cast and accordingly will have no effect upon the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ONE YEAR AS THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

BOARD OF DIRECTORS AND COMMITTEES AND CORPORATE GOVERNANCE

Meetings of the Board

During fiscal 2018, the Board met twenty-three times. Each director attended at least 75% of the meetings of the Board and of the meetings of the committees of the Board on which they served during the periods that they served. Although we expect directors to attend each annual meeting of stockholders, we have no formal policy requiring attendance by directors at annual stockholder meetings. All of the members of the Board serving at the time of our 2018 annual meeting of stockholders attended the 2018 annual meeting of stockholders, except Kleanthis G. Xanthopoulos, Ph.D. and Wendell Wierenga, Ph.D.

Committees of the Board

There are currently three active committees of the Board: the Audit Committee, the Corporate Governance/Nominating Committee and the Compensation Committee. Below are descriptions of our three active Board committees.

The Audit Committee regularly meets with our financial and accounting management and independent auditors and is responsible for the selection and engagement of the Company’s independent auditors. Additionally, the Audit Committee reviews with the independent auditors the scope and results of the audit engagement, approves professional services provided by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy of the internal accounting controls. The Audit Committee acts under a written charter, a copy of which is available on our website at www.seelostherapeutics.com. The Audit Committee met four times in fiscal 2018, and as of the Record Date consisted of, Daniel J. O’Connor, J.D. (Chair), Brian Lian, Ph.D. and Dr. Robin L. Smith, none of whom was an employee of the Company and each of whom met the applicable independence standards promulgated by the Nasdaq Marketplace and those of the Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. O’Connor qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S-K.

The Corporate Governance/Nominating Committee makes recommendations to the Board regarding the election of directors, as well as providing guidance and oversight on matters relating to corporate governance. The Corporate Governance/Nominating Committee did not meet in fiscal 2018, and as of the Record Date, consisted of Brian Lian, Ph.D. (Chair) and Daniel J. O’Connor, J.D., neither of whom were an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace. The Corporate Governance/Nominating Committee acts under a written charter, which is available on our website at www.seelostherapeutics.com. We have not paid any third party a fee to assist in the process of identifying and evaluating candidates for director, and as of the Record Date we have not received any nominees for director from any stockholder or stockholder group for the Annual Meeting in accordance with the nominating procedures set forth in our Bylaws and the charter for our Corporate Governance/Nominating Committee.

The Compensation Committee determines compensation levels for our executive officers, implements incentive programs for officers, directors and consultants, and administers our equity compensation plans. The Compensation Committee did not meet in fiscal 2018. As of the Record Date, the Compensation Committee consisted of Brian Lian, Ph.D. (Chair) and Dr. Robin L. Smith, neither of whom were an employee of the Company and each of whom met the independence requirements of the Nasdaq Marketplace. The Compensation Committee acts under a written charter, a copy of which is posted on the Company’s website at www.seelostherapeutics.com. The Company’s independent compensation consultants as well as executive officers and management play important roles in making recommendations and formulating compensation plans for our employees, including the Named Executive Officers. In 2018, the compensation committee determined to engage Radford, an AON Hewitt company, as its independent compensation consultant to provide compensation consulting services. Specifically, for 2018, the compensation committee requested Radford to advise it on a variety of compensation-related issues, including compiling, analyzing and presenting third-party survey data regarding the compensation of executives at comparable companies. Radford did not provide any other services to us in 2018 beyond its engagement as an advisor to the compensation committee on executive compensation matters. After review, the compensation committee has determined that there is no conflict of interest resulting from retaining Radford currently or during the year ended December 31, 2018. In reaching these conclusions, the compensation committee considered the factors set forth in Exchange Act Rule 10C-1.

The Compensation Committee may delegate authority for day-to-day administration and interpretation of the Company’s various compensation plans, including the selection of participants, the determination of award levels and the approval of award documents to our non-officer employees. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s Named Executive Officers. Compensation recommendations and performance assessments of Named Executive Officers from the Company’s Chief Executive Officer are considered by the Compensation Committee in determining the total compensation packages for Named Executive Officers (excluding the Chief Executive Officer). The Chief Executive Officer is not present for any discussions relating to his compensation.

Director Nominations and Stockholder Communications

Our Corporate Governance/Nominating Committee considers candidates for the Board submitted in writing to the Chair of the committee. Candidates may be submitted by our executive officers, current directors, search firms engaged by the Committee, and subject to the conditions described below, by a stockholder. Information with respect to any proposed candidate shall be provided in writing to the Chair of the Corporate Governance/Nominating Committee at Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022. A nominating stockholder shall provide evidence that he, she or it is a stockholder (including information relating to all shares deemed beneficially held by the nominating stockholder) and shall provide the name of the Board candidate(s), and such other information with respect to the nominee required under the rules and regulations of the SEC to be included in our proxy statement if such proposed candidate were to be included therein. In addition, the stockholder shall include a statement that the proposed candidate has no direct or indirect business conflict of interest with the Company, and otherwise meets our standards set forth below.

There are currently no specific, minimum or absolute criteria for Board membership. Candidates are evaluated based upon a number of factors, including but not limited to independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Committee does not alter its evaluation practices with regards to potential Board candidates recommended by a stockholder.

Any other stockholder communications intended for our management or the Board shall be submitted in writing to the Chair of the Corporate Governance/Nominating Committee (at the Company’s address provided in this proxy statement) who shall determine whether to forward the communication, in his or her discretion and considering the identity of the submitting stockholder and the materiality and appropriateness of the communication.

Director Independence

Our Board has determined that each of Mr. O’Connor and Drs. Lian and Smith met the definitions of independence under the Nasdaq Marketplace Rules and Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, all of our directors, other than our Chairman, Chief Executive Officer, President and Interim Chief Financial Officer, Dr. Mehra, and our former Chief Executive Officer and Secretary, Mr. Pascoe, are deemed to be independent.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer and to all of our directors and employees. The Code of Ethics, as amended and restated, is available in the Corporate Governance section of the Investors page on our website at www.seelostherapeutics.com. We will disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including, but not limited to, risks relating to product candidate development, technological uncertainty, dependence on clients and collaborative partners, uncertainty regarding patents and proprietary rights, comprehensive government regulations, marketing or sales capability or experience, business integration and dependence on key personnel. Management is responsible for the day-to-day management of the risks we face, while our Board as a whole and through its committees, is responsible for the oversight of risk management. Our Board believes its administration of its risk oversight function has not affected its leadership structure.

Board oversight is conducted primarily through committees of the Board, including the Audit Committee, Compensation Committee and the Corporate Governance/Nominating Committee. However, the full Board has retained responsibility for general risk oversight. Our Board satisfies this responsibility, in part, through reports by each committee chair regarding the committee’s considerations and actions. The Board also has the responsibility of ensuring compliance with the risk management processes designed and implemented by management, which it satisfies through reports directly from the officer responsible for oversight of particular risks within our Company. The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Compensation Committee Interlocks and Insider Participation

During the last completed fiscal year, no member of the Compensation Committee was a current or former officer or employee of the Company. None of our executive officers served as a member of the Compensation Committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Compensation Committee. None of our officers served as a director of another entity whose executive officers served on our Compensation Committee. Moreover, none of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board.

EXECUTIVE OFFICERS

As of the date of this proxy, our current executive officer and his age and positions are set forth in the following table.

Name	Age	Position
Raj Mehra, Ph.D.	59	Chairman, Chief Executive Officer, President and Interim Chief Financial Officer

Raj Mehra, Ph.D. is our Chairman, Chief Executive Officer, President and Interim Chief Financial Officer. See “Class II Directors Continuing in Office until 2021” above for a discussion of Dr. Mehra’s business experience.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid by us during the years ended December 31, 2018 and 2017 to (1) our principal executive officer during fiscal year 2018 and (2) the other two most highly paid executive officers who were serving as executive officers as of December 31, 2018 (collectively our “Named Executive Officers”):

Name and Position	Year	Salary	Bonus(4)	Stock Awards(5)	Option Awards(6)	Non-Equity Incentive Plan Compensation(7)	All Other Compensation	Total
Richard W. Pascoe, Former Chief Executive Officer, Secretary and Director(1)	2018	$487,396	$—	$—	$516,950	$—	$13,728	$1,018,074
	2017	$487,396	$97,479	$64,000	$—	$176,681	$13,036	$838,592

Brian T. Dorsey, Former Senior Former Senior Vice President, Chief Development Officer(2)	2018	$319,300	$—	$—	$126,600	$—	$13,115	$459,015
	2017	$319,300	$63,860	$48,000	$—	$92,597	$12,788	$536,545

Neil Morton, Former Senior Vice President, Chief Business Officer(3)	2018	$275,000	$—	$—	$126,600	$—	$12,636	$414,236
	2017	$275,000	$55,000	$48,000	$—	$79,750	$12,006	$469,756
(1)	Mr. Pascoe’s employment was terminated on January 24, 2019. Mr. Pascoe’s all other compensation in 2018 includes $11,000 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,727.84 in life insurance premiums.
(2)	Mr. Dorsey’s employment was terminated on August 30, 2018. Mr. Dorsey’s all other compensation in 2018 includes $10,635 for the Company’s matching and profit sharing contribution to the 401(k) plan and $2,480.16 in life insurance premiums.
(3)	Mr. Morton’s employment was terminated on January 24, 2019. Mr. Morton’s all other compensation in 2018 includes $11,000 for the Company’s matching and profit sharing contribution to the 401(k) plan and $1,636.08 in life insurance premiums.
(4)	Represents the dollar amount of the special one-time bonus approved and ratified by the Compensation Committee on June 1, 2017, which was intended to recognize the efforts of such executives related to the sale of our ex-U.S. Vitaros business.
(5)	Represents the grant date fair value of the stock awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For stock options granted to employees and directors, the Company recognizes compensation expense based on the grant-date fair value over the requisite service period of the awards, which is the vesting period. The Company estimates the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate: 2.27%-2.29%; volatility: 98.09%-105.01%; dividend yield: -%; and expected term (in years): 5.00-6.08. With respect to the performance-based RSUs granted to Mr. Pascoe, Mr. Dorsey and Mr. Morton in January 2017 and June 2017, the amounts in these columns include the grant-date fair value of such stock awards based upon the probable outcome of such conditions, all of which were not deemed probable of achievement. The full grant date fair value of these stock awards, assuming full achievement of the performance conditions to which such stock awards are subject, is as follows: Mr. Pascoe, $218,000; Mr. Dorsey, $163,500; and Mr. Morton, $163,500. A portion of the stock awards shown in the 2017 column of the table above relates to performance RSUs that were granted in June 2017 and vested upon resubmission of our Vitaros New Drug Application in August 2017.
(6)	Represents the grant date fair value of the stock option awards granted in 2018, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These figures do not reflect the amortized compensation expense or value received by the officer in the year indicated or that may be received by the officer with respect to such equity awards.
(7)	Represents the bonuses paid to the Named Executive Officers in cash in 2018 for 2017 performance pursuant to the Company’s annual incentive program. There were no bonuses paid to Named Executive Officers in 2019 for 2018 performance pursuant to the Company’s annual incentive program.

Narrative Disclosure to Summary Compensation Table

Base Salary

In general, base salaries for our Named Executive Officers are approved by the Compensation Committee and are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary and market pay levels. Base salaries of our Named Executive Officers are approved and reviewed annually by our Compensation Committee and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account an executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of an executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. Base salaries are not automatically increased if the Compensation Committee believes that other elements of the Named Executive Officer’s compensation are more appropriate in light of our stated objectives. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and contingent on the achievement of performance objectives.

Our Named Executive Officers did not receive base salary increases in 2019, 2018 or 2017.

Annual Cash Incentive

The Company also generally provides executive officers with annual performance-based cash bonuses, which are specifically designed to reward executives for overall Company performance in a given year. Corporate goals are established by the Compensation Committee with input from senior management and approved by the full Board. For 2018, the Compensation Committee considered compensation criteria but declined to formally establish corporate goals and no annual cash bonus amounts were paid to our Named Executive Officers for 2018 in light of the completion of the our merger transaction (the “Merger”) with Seelos Therapeutics, Inc., a Delaware corporation (now known as Seelos Corporation) (“STI”).

Equity Compensation

The Compensation Committee considers equity incentives to be important in aligning the interests of our executive officers with those of our stockholders. As part of our pay-for-performance philosophy, the Company’s compensation program tends to emphasize the long-term equity award component of total compensation packages paid to our executive officers.

Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. For 2018, while our Compensation Committee reviewed competitive market data prepared by Radford in connection with its grant of long-term equity incentive awards to the Named Executive Officers, such awards were not determined by reference to any specific target level of compensation or benchmarking. Based upon these factors, the Compensation Committee determines the size of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

To reward and retain our Named Executive Officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options and restricted stock unit awards as the primary incentive vehicles for long-term compensation. We believe that stock options and restricted stock unit awards are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options and restricted stock unit awards to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and annual refresher grants. Annual grants of equity awards are typically approved by the Compensation Committee during the first quarter of each year. While we intend that the majority of equity awards to our employees be made pursuant to initial grants or our annual grant program, the Compensation Committee retains discretion to grant equity awards to employees at other times, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the Compensation Committee.

The exercise price of each stock option grant is the fair market value of our Common Stock on the grant date. Time-based stock option awards granted to our Named Executive Officers generally vest over a four-year period as follows: 25% of the shares underlying the option vest on the first anniversary of the date of the vesting commencement date and the remainder of the shares underlying the option vest in equal monthly installments over the remaining 36 months thereafter. From time to time, our Compensation Committee may, however, determine that a different vesting schedule is appropriate. We do not have any stock ownership requirements for our Named Executive Officers.

2018 Awards Granted – Time-Based Stock Options

In January 2018, the Board, based upon a recommendation by the Compensation Committee, awarded annual stock options to our Named Executive Officers based on its review of the foregoing factors and comparable company information. These awards are described in detail in the “Outstanding Equity Awards as of December 31, 2018” table below. The stock options are subject to our standard time-based four-year vesting schedule described above.

The Board’s determination regarding each Named Executive Officer’s annual award amount was not based on any quantifiable factors, but instead was based on the Compensation Committee’s subjective analysis of the award levels the Compensation Committee deemed appropriate for each executive in light of various factors, including the fact that each executive’s base salary remained below the 50th percentile for the Company’s peer group for 2015. The final award levels, however, were entirely based on the Compensation Committee’s subjective analysis of these general factors and internal pay equity considerations.

Employee Benefit Program

Executive officers, including the Named Executive Officers, are eligible to participate in all of our employee benefit plans, including medical, dental, vision, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Our retirement savings plan (401(k) Plan) is a tax-qualified retirement savings plan, pursuant to which eligible employees can begin to participate immediately upon employment. The 401(k) Plan elective deferrals and employer contributions are subject to compensation limitations and annual maximum contribution limits as governed by Internal Revenue Service. Employees are eligible to defer up to 100% of compensation and the Company makes safe harbor matching contributions of 100% match of first 3% of compensation contributed, then 50% match of next 2% of compensation contributed.

Outstanding Equity Awards as of December 31, 2018

The following table shows information regarding our outstanding equity awards as of December 31, 2018 for the Named Executive Officers:

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Non- Exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Richard W. Pascoe	—	8,166	—	$63.30	1/3/2028	—	—	3,916	$752
	3,000	—	—	$753.00	3/18/2023
	979	20	—	$429.00	1/29/2025
	1,146	520	—	$333.00	3/15/2026
Brian T. Dorsey	2,000	—	—	$63.30	1/3/2028	—	—	—	—
	1,000	—	—	$339.00	12/1/2024
	666	—	—	$333.00	3/15/2026
Neil Morton	—	2,000	—	$63.30	1/3/2028	—	—	2,666	$512
	400	—	—	$696.00	3/20/2024
	266	—	—	$696.00	3/20/2024
	195	4	—	$429.00	1/29/2025
	194	88	—	$333.00	3/15/2026
	366	183	—	$171.00	4/1/2026
(1)	Except as otherwise noted, all stock options have a term of ten years from the date of grant and vest over four years, with 25% of the shares subject to the options vesting on the first anniversary of the date of grant and the remainder vesting in 36 monthly tranches thereafter. For a description of the accelerated vesting provisions applicable to the stock options granted to the Named Executive Officer, see “Payments Upon Termination or Change in Control” below. The vesting of all of Mr. Dorsey’s options accelerated upon his termination of employment on August 30, 2018, pursuant to the terms of his release agreement.
(2)	The vesting of all of Mr. Dorsey’s restricted stock units accelerated upon his termination of employment on August 30, 2018, pursuant to the terms of his release agreement. Includes 416 performance-based restricted stock units granted in May 2016 that would have vested upon our receipt of marketing approval of Vitaros in the United States by the FDA on or before December 31, 2018, subject to the executive’s continuous employment or service with us through the vesting date. Also includes 2,500 performance-based restricted stock units granted in January 2017 and June 2017 that would have vested upon our receipt of marketing approval of Vitaros in the United States by the FDA, subject to the executive’s continuous employment or service with us through the vesting date. In addition, all of these restricted stock units would have vested in the event of a “covered transaction” (as defined in the Company’ 2012 Stock Long Term Incentive Plan (the “2012 Plan”)).
(3)	Represents performance-based stock options that vested based on the Company’s initiation of one or more Phase II or later clinical trials of assets approved by the Board (each, a “Qualifying Trial”) on or before December 31, 2015, as follows: (1) 25% of the underlying shares vested upon the First Vesting Date (e.g., the enrollment of the first patient in the first Qualifying Trial), which occurred as a result of the randomization and first dosing of the first RayVa Phase 2a patient in December 2014; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 50% of the total number of shares of stock underlying the option on the second anniversary of the First Vesting Date, and (2) 25% of the underlying shares vested upon the Second Vesting Date (e.g., the enrollment of the first patient in the second Qualifying Trial), which occurred as a result of the randomization and first dosing of the first fispemifene patient in May 2015; 1/96th of the total number of shares subject to the option vested monthly thereafter over a 24-month period so that the option was vested and exercisable with respect to 100% of the total number of shares of stock underlying the option on the second anniversary of the Second Vesting Date.
(4)	Includes performance-based restricted stock units granted in April 2016 (with respect to Mr. Pascoe) and May 2016 (with respect to Mr. Morton) that will vest upon our receipt of marketing approval of Vitaros in the United States by the FDA on or before December 31, 2018, subject to the executive’s continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 583 restricted stock units; and Mr. Morton, 166 restricted stock units. Also includes performance-based restricted stock units granted in January 2017 and June 2017 that will also vest upon our receipt of marketing approval of Vitaros in the United States by the FDA, subject to the executive’s continuous employment or service with us through the vesting date, as follows: Mr. Pascoe, 3,333 restricted stock units; and Mr. Morton, 2,500 restricted stock units. In addition, all of these restricted stock units will vest in the event of a “covered transaction” (as defined in the 2012 Plan).

(5)	Computed by multiplying the number of shares underlying each RSU by $0.19202, the closing market price of the Company’s Common stock on December 31, 2018, the last trading day of 2018.

Payments Upon Termination or Change In Control

We entered into employment agreements with each of the Named Executive Officers. These agreements set forth the individual’s base salary, annual incentive opportunities, equity compensation and other employee benefits, which are described in this Executive Compensation section. All employment agreements provide for “at-will” employment, meaning that either party can terminate the employment relationship at any time, although our agreements with our Named Executive Officers provide that they would be eligible for severance benefits in certain circumstances following a termination of employment without cause. Our Compensation Committee approved the severance benefits to mitigate certain risks associated with working in a biopharmaceutical company at our current stage of development and to help attract and retain qualified executives.

Richard W. Pascoe

On March 18, 2013, we entered into an employment agreement with Richard W. Pascoe when he became the Chief Executive Officer of the Company (the “Initial Employment Agreement”). Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Pascoe (the “2016 Employment Agreement”), which superseded and replaced the initial employment agreement.

The 2016 Employment Agreement provided that if Mr. Pascoe’s employment ends due to an involuntary termination, as such term is defined in the 2016 Employment Agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law) until the earliest of 12 months following the termination, the date Mr. Pascoe becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

The 2016 Employment Agreement also provided that if Mr. Pascoe’s employment was terminated in connection with his death or a permanent disability, Mr. Pascoe or his estate would have been entitled to a pro rata bonus for the calendar year in which such termination occurred, equal to the bonus he would have received, to the extent all criteria for such a bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), for the calendar year of termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365. Such pro-rata bonus would have been paid at the same time as the bonus would have been paid had Mr. Pascoe remained employed by the Company through the date of payment, but in any event, not later than March 15 of the calendar year following the calendar year for which the bonus was payable. Mr. Pascoe was also entitled to receive any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid). Such bonus would have been paid at the same time as the bonus would have been paid had he remained employed by the Company through the date of payment. Additionally, all of his outstanding but unvested equity awards would have vested immediately and the expiration date for all such equity awards would have been extended so that they expire one year after termination due to death or permanent disability.

Under the 2016 Employment Agreement, in the event that Mr. Pascoe suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary and bonuses accrued as of the date of his termination he would also have been entitled to severance benefits. These include (i) the Company would have paid to Mr. Pascoe in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Pascoe in one lump sum (A) any unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus had been met (with the exception of the requirement that he be employed on the date the bonus was to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Pascoe at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Pascoe’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, April 2016, January 2017, and June 2017 would have vested in the event of a “covered transaction” (as defined in the 2012 Plan).

If he was terminated for cause at any time or resigned under circumstances that did not constitute an involuntary termination, then Mr. Pascoe would not have been entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting. He would have received payment for all salary accrued as of the date of termination of employment.

In connection with the Merger, our board of directors approved, and we entered into, an amended and restated employment agreement with Mr. Pascoe dated August 30, 2018 (the “2018 Employment Agreement”). Under the 2018 Employment Agreement, we and Mr. Pascoe agreed as follows:

•	Mr. Pascoe’s employment will be involuntarily terminated by us effective at the closing of the merger and Mr. Pascoe will be entitled to receive the severance payments described above for an involuntary termination within 12 months following a change of control as a result of such termination.
•	In the event the payment of the cash severance to Mr. Pascoe consisting of 18 months of his base salary and his target annual bonus (the “Base and Bonus Severance Obligation”) in cash (and assuming that all other of our employees are terminated at the closing of the Merger and become entitled to severance pursuant to their employment arrangements) would cause the “Apricus Net Cash” (as defined in the Merger Agreement) to be less than $0, then Mr. Pascoe’s severance shall be paid as follows:
•	Such portion of the Base and Bonus Severance Obligation payable to Mr. Pascoe under his employment agreement as would cause the Apricus Net Cash to be less than $0 (but in no event more than 40% of the Base and Bonus Severance Obligation) (the “Equity-Settled Severance Portion”) would be paid as follows:
•	At the closing of the Merger, Mr. Pascoe will be granted a restricted stock unit under the Company’s equity incentive plan, denominated with a dollar value equal to 120% of the Equity-Settled Severance Portion (the “Pascoe Closing RSU”).
•	The Pascoe Closing RSU will vest in two equal installments on each of March 1, 2019 and March 1, 2020, subject to Mr. Pascoe’s continued service to us as director on the applicable vesting date, subject to accelerated vesting in the event of (1) a change of control (following the closing of the Merger), (2) the failure of our board of directors to nominate Mr. Pascoe for reelection to our board of directors or Mr. Pascoe’s failure to be reelected to our board of directors at any meeting of our stockholders or any other involuntary termination of Mr. Pascoe’s service as a member of our board of directors, or (3) Mr. Pascoe’s death or disability.
•	The Pascoe Closing RSU will provide for settlement within 10 days of vesting in either (1) shares of our common stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into our shares based on the average closing price of our common stock over the 20 trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of the Company’s equity incentive plan for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of shares causing any individual award limit under the plan to be exceeded, in cash with respect to such shares. In addition, we may elect to settle the Pascoe Closing RSU in cash, in its discretion. If the settlement of the Pascoe Closing RSU would not be possible as of the grant date as a result of there being insufficient shares available for issuance under the Company’s equity incentive plan, or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the Pascoe Closing RSU will still be granted but any share settlement shall be subject to the approval by the our board of directors and/or the our stockholders of an amendment to the Company’s equity incentive plan permitting such share settlement under the terms of such plan (and increasing or deleting the individual award limits).

•	The Pascoe Closing RSU will permit Mr. Pascoe to elect net settlement of such RSU for tax withholding purposes.
•	Mr. Pascoe shall be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Pascoe Closing RSU.
•	In the event the Pascoe Closing RSU cannot be granted at the closing of the Merger under the terms of the Company’s equity incentive plan for any reason, all of the Base and Bonus Severance Obligations shall instead be paid in cash at the time set forth in the employment agreement.
•	The remainder of the Base and Bonus Severance Obligation shall be paid in cash at the time set forth in the employment agreement.

For the avoidance of doubt, the Pascoe Closing RSU would be granted in consideration of Mr. Pascoe’s services to us as an employee and not for his services as a non-employee director.

All other terms of the 2016 Employment Agreement remained substantially unchanged. Mr. Pascoe’s employment was terminated on January 24, 2019 in connection with the closing of the Merger.

Brian T. Dorsey

Employment Agreement with Mr. Dorsey

On December 1, 2014, we entered into an employment agreement with Brian T. Dorsey. Subsequently, on December 20, 2016, we entered into an amended and restated employment agreement with Mr. Dorsey, which superseded and replaced the initial employment agreement. Mr. Dorsey’s employment was terminated on August 30, 2018, and he executed a release agreement in connection with such termination, which superseded the employment agreement at that time.

The amended and restated agreement provided that if Mr. Dorsey’s employment ended due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the termination, the date Mr. Dorsey becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If Mr. Dorsey’s employment was terminated in connection with his death or a permanent disability, Mr. Dorsey or his estate was entitled to a pro rata target bonus for the calendar year in which such termination occurred. Mr. Dorsey was also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts would be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards would vest immediately and the expiration date for all such equity awards would be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Dorsey suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary accrued as of the date of his termination he will also be entitled to severance benefits. These include (i) the Company would pay to Mr. Dorsey in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company shall pay to Mr. Dorsey in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Dorsey at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Dorsey’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a “covered transaction” (as defined in the 2012 Plan).

If he was terminated for cause at any time or if he voluntarily resigned under circumstances that did not constitute an involuntary termination, then Mr. Dorsey would not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He would receive payment for all salary accrued as of the date of termination of employment.

Consulting Agreement and Release Agreement with Mr. Dorsey

On August 30, 2018, Mr. Dorsey’s employment with us terminated and we entered into a consulting agreement with Mr. Dorsey pursuant to which he will consult with us on an as-needed basis through March 31, 2019, and assist with any transition of the Vitaros assets to an interested third party in conjunction with its sale or license. In connection with his termination of employment, our board of directors approved, and we entered into, a release agreement with Mr. Dorsey dated August 30, 2018. Under the release agreement, we and Mr. Dorsey agreed as follows:

•	Mr. Dorsey will receive a cash payment in the amount of $447,020, representing 12 months of his annual base salary in effect on the date of his termination plus his target bonus for 2018, payable in a lump sum within five days following the effective date of the release agreement.
•	All of Mr. Dorsey’s outstanding equity awards vested in full effective as of the date of his termination of employment.
•	Mr. Dorsey will be reimbursed for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the date of his termination of employment, the date Mr. Dorsey becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.
•	In addition, in the event the Merger closes on or before March 5, 2019, Mr. Dorsey will be eligible to receive, at the closing of the Merger, a restricted stock unit under the Company’s equity incentive plan, denominated with a dollar value equal to $159,650 (the “Dorsey Closing RSU”).
•	The Dorsey Closing RSU will vest on March 5, 2019, subject to Mr. Dorsey’s continued service to us as a consultant on such date, subject to accelerated vesting in the event of (1) a change of control (following the closing of the Merger), or (2) the termination of Mr. Dorsey’s consulting services with us for any reason other than his voluntary termination of such services, or (3) Mr. Dorsey’s death or disability.
•	The Dorsey Closing RSU will provide for settlement within 10 days of vesting in either (1) shares of our common stock with an aggregate value equal to the denominated dollar value vesting on the applicable vesting date (which value shall be converted into our shares based on the average closing price of our common stock over the 20 trading days preceding the settlement date) or (2) in the event any shares cannot be issued under the terms of the Company’s equity incentive plan for any reason, including as a result of there being insufficient shares available for issuance thereunder or the issuance of shares causing any individual award limit under the plan to be exceeded, in cash with respect to such shares. In addition, we may elect to settle the Dorsey Closing RSU in cash, in its discretion. If the settlement of the Dorsey Closing RSU would not be possible as of the grant date as a result of there being insufficient shares available for issuance under the Company’s equity incentive plan, or the issuance of such shares causing the award to exceed any individual award limits contained in the 2012 Plan, the Dorsey Closing RSU will still be granted but any share settlement shall be subject to the approval by our board and/or the our stockholders of an amendment to the Company’s equity incentive plan permitting such share settlement under the terms of such plan (and increasing or deleting the individual award limits).

•	The Dorsey Closing RSU will permit Mr. Dorsey to elect net settlement of such RSU for tax withholding purposes.
•	Mr. Dorsey shall be entitled to implement a 10b5-1 trading plan with respect to the payment of tax withholding upon settlement of the Dorsey Closing RSU.

The value of the Dorsey Closing RSU was paid to Mr. Dorsey on January 24, 2019 in connection with the closing of the Merger.

Neil Morton

On March 20, 2014, we entered into an employment agreement with Neil Morton, which was later amended and restated on April 25, 2016. Subsequently, on December 20, 2016, we entered into a second amended and restated employment agreement with Mr. Morton, which superseded and replaced the first amended and restated employment agreement. Mr. Morton’s employment was terminated on January 24, 2019 in connection with the closing of the Merger.

The second amended and restated agreement provided that if Mr. Morton’s employment ended due to an involuntary termination, as such term is defined in his agreement, he would receive, in a lump sum payment, 12 months of his annual base salary in effect on the date of termination, any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that the criteria for the bonus had been met, plus his target bonus for the year in which the date of his involuntary termination occurred, full acceleration and vesting of his unvested equity awards, and reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination (as provided under COBRA or other applicable law) until the earliest of 12 months following the termination, the date Mr. Morton becomes eligible for coverage under health and/or dental plans of another employer or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law.

If Mr. Morton’s employment was terminated in connection with his death or a permanent disability, Mr. Morton or his estate was entitled to a pro rata target bonus for the calendar year in which such termination occurred. Mr. Morton was also entitled to receive any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid). Such bonus amounts would be paid in cash in a lump sum following the effectiveness of a general release of claims (or, in the event of his death, within five days following the date of death). Additionally, all of his outstanding but unvested equity awards would vest immediately and the expiration date for all such equity awards would be extended so that they expire one year after termination due to death or permanent disability.

In the event that Mr. Morton suffered an involuntary termination within the 12-month period following the effective date of a change of control, then in addition to all salary accrued as of the date of his termination he would also be entitled to severance benefits. These include (i) the Company would pay to Mr. Morton in one lump sum an amount equal to the greater of (A) 18 months of the salary that he was receiving immediately prior to the termination or (B) 18 months of the salary that he was receiving immediately prior to the change of control; (ii) the Company would pay to Mr. Morton in one lump sum (A) any accrued but unpaid bonus for the calendar year preceding his termination, to the extent that all criteria for such bonus have been met (with the exception of the requirement that he be employed on the date the bonus is to be paid), plus (B) 100% of his target bonus for the year in which the date of his involuntary termination occurred; (iii) full acceleration of the vesting of all equity awards held by Mr. Morton at the time of the termination, including any options, restricted stock, RSUs or other awards, and (iv) reimbursement for the cost of continuation of health insurance benefits provided to him immediately prior to the termination pursuant to the terms of COBRA or other applicable law for a period continuing until the earlier of 18 months following the termination or the date upon which he is no longer eligible for such COBRA or other benefits under applicable law. In addition, Mr. Morton’s outstanding performance-based stock options as well as the unvested portion of restricted stock units granted in March 2016, May 2016, January 2017, and June 2017 will vest in the event of a “covered transaction” (as defined in the 2012 Plan).

If he was terminated for cause at any time or if he voluntarily resigned under circumstances that did not constitute an involuntary termination, then Mr. Morton would not be entitled to receive payment of any severance benefit or any continuation or acceleration of stock option vesting and all of his restricted stock awards shall remain subject to all applicable forfeiture provisions and transfer restrictions. He would receive payment for all salary accrued as of the date of termination of employment.

DIRECTOR COMPENSATION

We have adopted a non-employee director compensation policy pursuant to which our non-employee directors are eligible to receive cash and equity compensation.

During 2018, each non-employee director was entitled to receive an annual cash retainer of $40,000, with additional annual cash retainers for the chairs of our various Board committees in the following amounts: $15,000 for the chair of the Audit Committee, $12,000 for the chair of the Compensation Committee and $8,000 for the chair of the Corporate Governance/Nominating Committee. Additionally, non-chair members of these committees will receive additional annual cash retainers in the following amounts: $7,000 for members of the Audit Committee, $5,000 for members of the Compensation Committee and $3,000 for members of the Corporate Governance/Nominating Committee. The Chairman of the Board is also entitled to receive an additional annual cash retainer of $40,000 per year.

Prior to January 3, 2018, on the third trading day of each calendar year, each non-employee director was eligible to receive an annual grant of 11,250 restricted stock units (or, in the case of our Chairman of the Board, 15,000 restricted stock units), subject to the terms and provisions of the 2012 Plan. Such restricted stock units vested upon the first anniversary of the date of grant, subject to the director's continuing service on our Board on such date.

On January 3, 2018, our Board approved an amendment to the equity component of our non-employee director compensation policy such that the annual grant of equity would be in the form of options rather than restricted stock units. As such, pursuant to the amendment, on the third trading day of each calendar year, each non-employee director is eligible to receive a non-qualified stock option to purchase 35,000 shares of Common Stock (or, in the case of our Chairman of the Board, an option to purchase 50,000 shares of Common Stock), subject to the terms and provisions of the 2012 Plan. Annual awards vest over one year in 12 equal monthly installments, subject to the director's continuing service on our Board through such dates. All initial and annual awards to our non-employee directors will vest in full in the event of a change in control.

On January 3, 2019, our Board determined to suspend our non-employee director compensation policy in light of the pending closing of the Merger.

On March 20, 2019, the Compensation Committee approved a non-employee director compensation policy governing the compensation for the non-employee directors of the Company (the “Non-Employee Director Compensation Policy”), authorizing the payment of an annual retainer of $40,000 for service on the Board, an annual retainer of an additional $40,000 for service as the chairperson of the Board, an annual retainer of $15,000 for service as the chairperson of the Audit Committee of the Board, an annual retainer of $7,000 for service as a member of the Audit Committee of the Board (excluding the chairperson of the committee), an annual retainer of $12,000 for service as the chairperson of the Compensation Committee of the Board, an annual retainer of $5,000 for service as a member of the Compensation Committee of the Board (excluding the chairperson of the committee), an annual retainer of $8,000 for service as the chairperson of the Corporate Governance/Nominating Committee of the Board and an annual retainer of $3,000 for service as a member of the Corporate Governance/Nominating Committee of the Board (excluding the chairperson of the committee), and equity compensation in the form of an option to purchase 24,000 shares of the Company's common stock upon election or appointment to the Board (the “Initial Grants”) and an annual option to purchase 16,000 shares of the Company's common stock (the “Annual Grants”). All equity awards will be granted pursuant to the Company's Amended and Restated 2012 Stock Long Term Incentive Plan, as may be amended, restated or superseded. The Initial Grants will vest at rate of one-third of the shares subject to the option on the one-year anniversary of the date of grant and 1/36th of the shares subject to the option on a monthly basis over the following 24 months. The Annual Grants will vest at a rate of 1/12th per month from the date of grant. In connection with the approval of the Non-Employee Director Compensation Policy, the Compensation Committee granted the following stock options to the Company's non-employee directors: (i) Initial Grants to purchase 24,000 shares of the Company's common stock to each of Brian Lian, Ph.D., Daniel J. O'Connor J.D. and Dr. Robin L. Smith, and (ii) Annual Grants to purchase 16,000 shares of the Company's common stock to each of Dr. Lian, Mr. O'Connor J.D., Dr. Smith and Richard W. Pascoe.

Non-Employee Director Compensation for 2018

Below is a summary of the non-employee director compensation paid in fiscal 2018:

Name	Cash Compensation(1)	Option Grants(2)	Stock Awards(3)	Total
Kleanthis G. Xanthopoulos, Ph.D.	$92,000	$96,710	$—	$188,710
Russell Ray	$55,000	$67,697	$—	$122,697
Paul V. Maier	$58,000	$67,697	$—	$125,697
Wendell Wierenga, Ph.D.	$48,000	$67,697	$—	$115,697
Sandford D. Smith	$52,000	$67,697	$—	$119,697
(1)	Includes the value of the annual retainers payable to our non-employee directors.
(2)	Represents the grant date fair value of the stock options granted in 2018, computed in accordance with FASB ASC Topic 718. As of December 31, 2018, each of our non-employee directors held stock options to purchase the following number of shares of our Common Stock: Dr. Xanthopoulos, options to purchase 64,034 shares; Mr. Ray, options to purchase 42,784 shares; Mr. Maier, options to purchase 43,684 shares; Dr. Wierenga, options to purchase 47,084 shares; and Mr. Smith, options to purchase 45,584 shares.
(3)	No stock awards were granted to the directors in 2018.

Equity Compensation Plan Information

The following table gives information as of December 31, 2018 about shares of our Common Stock that may be issued upon the exercise of options and restricted stock units under both of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(3)
Equity compensation plans approved by security holders	38,416	$185.98	10,872
(1)	Consists of options and restricted stock units outstanding as of December 31, 2018 under the 2012 Plan, and the 2006 Plan.
(2)	Consists of the weighted average exercise price of outstanding options as of December 31, 2018.
(3)	Consists entirely of shares of common stock that remain available for future issuance under the 2012 Plan as of December 31, 2018.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.seelostherapeutics.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by Nasdaq and applicable SEC rules.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Throughout the year, the Audit Committee monitors matters related to the independence of the Company’s independent registered public accounting firm. As part of its monitoring activities, the Audit Committee reviews the relationships between the independent registered public accounting firm and the Company. After reviewing the relationships and discussing them with both management and the Company’s independent registered public accounting firm, the Audit Committee discussed the independent registered public accounting firm’s overall relationship with the Company, as well as its objectivity and independence. Based on its review, the Audit Committee is satisfied with the auditors’ independence.

The Company’s independent registered public accounting firm also has confirmed to the Audit Committee in writing, as required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding its communications with the Audit Committee concerning independence, that, in its professional judgment, it is independent of the Company under all relevant professional and regulatory standards.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters required to be discussed with the Audit Committee under PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Audit Committee of the Board of Directors

Daniel J. O’Connor, J.D. (Chair)
Brian Lian, Ph.D.
Dr. Robin L. Smith

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving our Company and “related persons” (directors, director nominees, executive officers and stockholders owning 5% or greater of our outstanding Common Stock and immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in our proxy statement under our policy addressing the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Related person transactions must be approved by the Board or by the Audit Committee of the Board consisting solely of independent directors, which will approve the transaction if they determine that it is in our best interests. The Board or Audit Committee will periodically monitor the transaction to ensure that there are no changes that would render it advisable for us to amend or terminate the transaction.

Transactions with Related Persons

IRRAS AB (“IRRAS”) is a commercial stage medical technology company of which a former director of the Company, Kleanthis G. Xanthopoulos, Ph.D., is currently the President, Chief Executive Officer and director. In January 2018, the Company and IRRAS entered into a Sublease, pursuant to which we subleased to IRRAS excess capacity in its corporate headquarters. The sublease has a term of two years and aggregate payments due to the Company of approximately $0.3 million. On October 30, 2018, the Company and IRRAS entered into an amended and restated sublease, commencing January 1, 2019, pursuant to which we agreed to sublease to IRRAS the remainder of its current corporate headquarters (the “IRRAS Restated Sublease”), which satisfied a closing condition related to the Merger. The IRRAS Sublease has a term of one year and provides for aggregate payments due to the Company of approximately $0.4 million, which approximate fair value.

The employment and release agreements we entered into with each of its former executive officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change in control. See “Executive Compensation – Payments Upon Termination or Change In Control” for additional information about these arrangements.

Dr. Raj Mehra is an executive officer of each of the Company and STI, a member of each of the Company’s and STI’s respective boards of directors and, in his individual capacity, a holder of more than 5% of the Company’s outstanding capital stock. Prior to the Merger, Dr. Mehra was also a holder of more than 5% of STI’s outstanding capital stock. Dr. Mehra received 3,081,546 shares of our common stock in the Merger.

In connection with the Merger and in accordance with the terms of the Merger Agreement, STI also entered into a Support Agreement, with Dr. Mehra, pursuant to which, among other things Dr. Mehra agreed, solely in his capacity as a stockholder of STI, to vote all of his shares of STI’s common stock in favor of the adoption of the Merger Agreement and the approval of the Merger and against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation, warranty or other obligation of STI under the Merger Agreement. He also agreed to vote against any acquisition proposal or other matter that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the consummation of the Merger and the transactions contemplated by the Merger Agreement. Dr. Mehra also granted STI an irrevocable proxy to vote his STI common stock in accordance with the support agreement.

Our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the laws of the State of Nevada. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information with respect to the beneficial ownership, as of the Record Date, of Common Stock by (a) each of our Named Executive Officers and current directors individually, (b) our current directors and executive officers as a group and (c) each holder of more than 5% of the Company’s outstanding Common Stock.

Beneficial ownership and percentage ownership are determined in accordance with the Rule 13d-3 of the Exchange Act. Under these rules, shares of Common Stock issuable under stock options or warrants that are exercisable within 60 days of the Record Date are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of Common Stock, except for those jointly owned with that person’s spouse.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (%)(1)
Ligand Pharmaceuticals Incorporated(2)	2,030,206	9.99%

Directors and Named Executive Officers(3)
Raj Mehra, Ph.D.(4)	3,081,546	15.24%
Robin L. Smith, M.D., Director(5)	11,558	*
Daniel J. O’Connor, J.D., Director(6)	11,558	*
Brian Lian, Ph.D., Director(7)	11,558	*
Richard W. Pascoe, Director(8)	21,740	*
Brian T. Dorsey, Former Senior Vice President, Chief Development Officer(9)	7,530	*
Neil Morton, Former Senior Vice President, Chief Business Officer(10)	7,039	*
All current executive officers and directors as a group (five persons)(11)	3,137,960	15.48%
*	Less than one percent.
(1)	Percentage ownership is calculated based on a total of 20,213,762 shares of Common Stock issued and outstanding as of the Record Date.
(2)	Represents (i) 1,921,581 shares of Common Stock held directly by Ligand Pharmaceuticals Incorporated (“Ligand”) and (ii) 108,625 shares of Common Stock issuable upon exercise of warrants. The directors and executive officers of Ligand may be deemed to beneficially own the shares held by Ligand as they control voting and investment decisions over Seelos' shares held by Ligand. Each of the directors and executive officers of Ligand disclaims beneficial ownership over the shares of common stock held by Ligand except to the extent of any respective pecuniary interest therein. Ligand's address is 3911 Sorrento Valley Blvd, #110, San Diego, CA 92121.
(3)	Unless otherwise indicated, the address for each of our executive officers and directors is c/o 300 Park Avenue, 12th Floor, New York, NY 10022.
(4)	Represents 3,081,546 shares of Common Stock held by Raj Mehra, Ph.D.
(5)	Represents 11,558 shares of Common Stock issuable upon exercise of stock options.
(6)	Represents 11,558 shares of Common Stock issuable upon exercise of stock options.
(7)	Represents 11,558 shares of Common Stock issuable upon exercise of stock options.
(8)	Represents (i) 5,180 shares of Common Stock held directly by Richard Pascoe, (ii) 59 shares of Common Stock issuable upon exercise of warrants and (iii) 16,501 shares of Common Stock issuable upon exercise of stock options.
(9)	Represents (i) 3,864 shares of Common Stock held directly by Brian T. Dorsey and (ii) 3,666 shares of Common Stock issuable upon exercise of stock options. Mr. Dorsey's employment was terminated on August 30, 2018.
(10)	Represents (i) 3,339 shares of Common Stock held directly by Neil Morton and (ii) 3,700 shares of Common Stock issuable upon exercise of stock options. Mr. Morton's employment was terminated on January 24, 2019.
(11)	Comprised of shares beneficially owned by each of our directors, including Dr. Mehra, our Chairman, Chief Executive Officer, President & Interim Chief Financial Officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities.

To the Company’s knowledge, based solely on our review of the copies of such reports filed with the SEC, our officers, directors and greater than 10% stockholders timely complied with these Section 16(a) filing requirements during the fiscal year ended December 31, 2018.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2020 annual meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Company’s Secretary, on or before December 14, 2019.

Stockholders who intend to present a proposal or director nominee at the 2020 annual meeting of stockholders without inclusion of such proposal in our proxy materials for the 2020 annual meeting are required to provide notice of such proposal within the time periods and in the manner set forth in our bylaws and the Charter of the Corporate Governance/Nominating Committee, a copy of which is available on our corporate website at www.seelostherapeutics.com. Proposals of business to be conducted at the 2020 annual meeting, other than nominations for election of directors, must be submitted between February 13, 2020 and March 14, 2020, which are 90 and 60 days prior to the first anniversary of the 2019 annual meeting, provided, however, that in the event that the date of the pending annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, such submission must be delivered not earlier than the 90th day prior to such pending annual meeting and not later than the close of business on the later of the 60th day prior to such pending annual meeting or the 10th day following the day on which a public announcement of the date of such annual meeting is first made. Director nominees must be submitted between December 17, 2019 and January 16, 2020, which are 120 and 90 days prior to the anniversary of the mailing date of the proxy materials for the 2019 Annual Meeting, provided that if the date of the 2020 annual meeting is advanced by more than 30 days or delayed by more than 60 days, notice must be delivered within 10 days after announcement of the 2020 annual meeting date is first made. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2020 annual meeting should be addressed to the Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, NY 10022.

DELIVERY OF PROXY MATERIALS

In some cases, only one copy of this Proxy Statement or our 2018 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022. Please make your request no later than May 1, 2019 to facilitate timely delivery.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Secretary of Seelos Therapeutics, Inc., 300 Park Avenue, 12th Floor, New York, New York 10022. You may also access these filings at our web site under the investor relations link at www.seelostherapeutics.com.

OTHER MATTERS

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that proxies be returned promptly and that your shares are represented. Stockholders are urged to vote via the Internet (www.proxyvote.com), by telephone (1-800-690-6903) or by executing and promptly returning the accompanying proxy card in the enclosed envelope. The deadline to vote by Internet or telephone is 11:59 P.M. Eastern Time on Friday, May 10, 2019.

By Order of the Board of Directors,

Raj Mehra, Ph.D.
Chief Executive Officer

April 12, 2019
New York, New York

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E76129-P22936

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEELOS THERAPEUTICS, INC.

The Board of Directors recommends a vote FOR the election of the nominee for the director named below, FOR Proposal Nos. 2 and 3 and ONE YEAR on Proposal No. 4.

Nominee:

	For	Withhold
1a. Daniel J. O'Connor, J.D.	☐	☐

	One Year	Two Years	Three Years	Abstain
4. To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

You are cordially invited to attend our

2019 Annual Meeting of Stockholders,

to be held at Paul Hastings LLP

200 Park Avenue, New York, New York 10166

E76130-P22936

PROXY **SEELOS THERAPEUTICS, INC.** **PROXY**

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Raj Mehra, Ph.D., the lawful attorney and proxy of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Stockholders of Seelos Therapeutics, Inc. to be held at Paul Hastings LLP, 200 Park Avenue, New York, New York 10166 on Monday, May 13, 2019 at 8:00 a.m., local time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.

In accordance with his discretion, said attorney and proxy is authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy, which may properly come before the meeting.

This proxy when properly executed will be voted in the manner described herein by the undersigned stockholder. If no instructions are given, the shares will be voted FOR the election of the nominee for director named on the reverse side and FOR Proposal Nos. 2 and 3 and ONE YEAR on Proposal No. 4. Any prior proxy is hereby revoked.

This proxy is governed by the laws of the State of Nevada.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side